Exhibit 8.2

URÍA MENÉNDEZ	Príncipe de Vergara, 187 28002 Madrid. España Tel.: +34 91 586 04 00 Fax: +34 91 586 04 03 / 04 E-mail: madrid@uria.com www.uria.com Tel.: +(34) 91 586 0387 Fax: +(34) 91 586 0376 E-mail: sst@uria.com

Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Madrid, Spain

Madrid, November  13, 2008

Dear Sirs,

Banco Santander, S.A.
Prospectus Supplement on Form 424B2

We have acted as Spanish counsel to Banco Santander, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Company”), in connection with the Prospectus Supplement on Form 424B2 (the “Prospectus Supplement”) filed with the United States Securities and Exchange Commission by the Company on the date hereof. The Prospectus Supplement relates to the Company's Registration Statement on Form F-3 (File No. 333-155247) (the “Registration Statement”) and has been filed in connection with the Company’s offering of rights to subscribe for ordinary shares.

A.    Documents examined

In arriving at the opinions expressed below, we have reviewed a copy of the Prospectus Supplement.

B.    Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and, therefore, we express no opinion on any question arising under any laws other than the laws of Spain currently in force.

Our involvement in the transaction described herein has been limited to our role as Spanish counsel to the Company and, as a consequence thereof, we assume no obligation to advise any other party to this transaction and, furthermore, we assume no obligation to advise either you

BARCELONA I BILBAO I LISBOA I MADRID I PORTO I VALENCIA I BRUXELLES I LONDON I WARSZAWA I NEW YORK I BUENOS AIRES I LIMA I MÉXICO  D.F. I SANTIAGO DE CHILE | SÃO PAULO

URÍA MENÉNDEZ

or any other party of changes of law or facts that could occur after the date of the opinion, even though the change may affect the legal analysis or conclusions given in this opinion.

This opinion may only be relied upon provided that any issues arising from the opinion are governed by Spanish law and brought before the Spanish courts.

Based upon the foregoing, it is our opinion that the discussion set forth in the Prospectus Supplement under the caption “Taxation—Spanish Tax Considerations”, insofar as it relates to statements of law or legal conclusions under Spanish tax law and subject to the qualifications and limitations set forth therein, fairly summarizes in all material respects the matters referred to therein.

This opinion letter is rendered to the Company in connection with the filing of the Prospectus Supplement with the SEC. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing, for information purposes only, of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Legal Matters” contained in the Prospectus Supplement. In any event, this opinion is exclusively addressed to the Company and no other person shall make decisions based on the opinion or be entitled to claim any liability for its content unless otherwise expressly agreed by us.

Very truly yours,

/s/ Jesús López Tello
Jesús López Tello